Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: May 5, 2020	Financial Media

Otter Tail Corporation Announces First Quarter Earnings

Electric and Plastics Segments' Guidance Remain Largely Unchanged; Revised 2020 Earnings Per Share Guidance Range driven by Coronavirus (COVID-19) Impacts on Manufacturing Segment

Board of Directors Declares Quarterly Dividend of $0.37 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2020.

Summary:

●	Consolidated operating revenues decreased 4.6% to $234.7 million compared with $246.0 million for the first quarter of 2019.

●	Consolidated net income and diluted earnings per share were $24.3 million and $0.60 per share, respectively, compared with $26.3 million and $0.66 per share for the first quarter of 2019.

●	Milder weather during the quarter accounted for a $0.09 reduction in diluted earnings per share compared with the first quarter of 2019.

●	The corporation revises its 2020 earnings per share guidance range to $2.00-$2.25 from $2.22-$2.37.

●	The corporation maintains its long-term earnings per share growth rate of 5% to 7% off a 2019 base.

CEO Overview

“As our country continues to address the many challenges presented by the COVID-19 pandemic, Otter Tail Corporation continues focusing on: maintaining the health and safety of our employees, customers and communities; ensuring continued electrical reliability and continuous delivery of products and implementation of counter measures to limit near-term negative financial impacts,” said President and CEO Chuck MacFarlane.

“Based on recommendations from the Centers for Disease Control and Prevention and regional health organizations, the corporation is working to slow the spread of the virus. Some of the actions we have taken include:

●	Implementing policies for employees to exercise social distancing and installing physical barriers.

●	Increasing sanitization efforts across all operating companies.

●	Activating internal preparedness teams across all operating companies.

●	Encouraging employees to work from home where possible and shifting in-person meetings to technology-based meetings.

●	Requiring sick employees or those who have tested for the virus to stay home.

●	Providing and encouraging the use of face coverings where possible.

●	Requiring employees to self-quarantine if they have been out of the country, on a cruise or near a United States hot spot.

●	Maintaining appropriate staffing for all critical business functions and remaining open and available to serve customers.

“We will remain diligent in our precautionary health and safety efforts. This is a rapidly evolving situation that could lead to an extended disruption of economic activity. We continue to monitor this dynamic event and how it is going to impact the economy and specifically our electric and manufacturing platforms.

“Otter Tail Power Company has temporarily suspended disconnects for late payments and waived late-payment fees for residential and small business customers during this pandemic. We’re committed to working with our customers during these uncertain times.

“Our Electric segment quarter-over-quarter earnings decreased $2.5 million largely due to milder weather between the quarters.

“Our Manufacturing segment earnings were flat between the quarters. BTD’s revenues and earnings were impacted, in part, due to softening demand in the last half of March as we started to see the early impact of COVID-19 on volumes. This was offset by an increase in earnings from T.O. Plastics mostly related to the final insurance settlement related to its 2019 partial warehouse roof collapse.

“Our Plastics segment’s first quarter results increased over 2019 first quarter results in large part due to stronger volumes of pipe sold. We did not experience any material negative impacts from COVID-19 in our Plastics segment during the first quarter.

“To date, we have not had issues with supply chain in our manufacturing platform.

“In the second quarter we anticipate reduced overall electric sales in the commercial and industrial segments. The primary reduction is due to anticipated lower oil pumping and ethanol production loads associated with low oil prices, demand reduction from COVID-19 and limited storage. We do not have decoupled rates or bad debt trackers but have made regulatory recovery filings in each of our jurisdictions.

“Construction of the Merricourt Wind Energy Center remains on budget. More than two-thirds of all civil work and project foundations are complete. The project has received Minnesota and North Dakota renewable resource rider recovery and South Dakota phase-in rider recovery. We estimate this project will cost approximately $258 million and will generate enough energy to power more than 65,000 homes. This is the largest capital project in Otter Tail Power’s history. The Merricourt project is currently anticipated to be completed before December 31, 2020, but COVID-19-related disruptions have increased risks for the project and circumstances continue to evolve, which could result in a delay in completion and an increase in costs for the project.

“Construction of the Astoria Station natural gas-fired combustion turbine generation project remains on time and on budget with added focus on mitigation efforts from COVID-19-related impacts. All major equipment is on site. Construction activities include completion of equipment foundations, continued build-out of the combustion turbine and generator auxiliaries, structural steel erection, completion of underground utilities, piping installation, power and control cable installation and beginning of gas-yard construction. Commissioning and start-up planning efforts will begin in the second quarter of 2020. Astoria, a 245-megawatt natural gas combustion turbine, will complement our wind generation by providing a reliable resource when the wind isn’t blowing. And, it will have flexible operating options and low CO2 emissions. We expect to invest approximately $158 million in this project—and anticipate it will be online in late 2020 or early 2021. The Astoria Station construction schedule has not been altered due to COVID-19. However, COVID-19-related disruptions have increased risks for the project workforce given, among other factors, that it involves more than one hundred construction workers on site.

“Otter Tail Power Company continues to enhance its generation mix to the benefit of our customers and the environment. By 2022, carbon dioxide emissions from its generation resources will be approximately 30 percent lower than 2005 levels, and customers will receive 30 percent of their energy from renewable resources all while keeping average residential rates nearly 30 percent below the national average.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $897 million in capital projects from 2020 through 2024. These investments represent over 90 percent of our total capital spending over the next five years and include regulated investments in renewable and natural gas-fired generation, technology and infrastructure and transmission projects. This is expected to result in a projected compounded annual growth rate of approximately 8 percent in utility rate base from year-end 2019 through 2024 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, enable us to work smarter, reduce emissions and improve reliability and safety.

“In the Manufacturing segment, BTD has been and continues to be the most severely impacted of our operating companies by COVID-19. It continues to respond to customers near term plant shutdowns and declining demand.

“While our short-term focus has shifted to the health and safety of our employees and mitigating COVID-19-related impacts, our long-term focus remains on executing our growth strategies that are expected to increase shareholder value. For the utility, our strategy is to continue to invest in rate base growth opportunities, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 75 percent of our overall earnings.

“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 percent of our earnings over the long term.

"This strategy is a result of our 2011-2014 portfolio realignment designed to reduce risk in our non-electric businesses resulting in less overall earnings cyclicality.

“Employees across the organization have done an outstanding job of being responsive, flexible and determined while addressing all the challenges presented by COVID-19.

“The recent COVID-19 outbreak has created much uncertainty in our business, and we are working hard to mitigate the impacts across our organization. Presently, we are revising our consolidated earnings per share guidance, in large part due to impacts on our manufacturing platform, to be in the range of $2.00 to $2.25 from our previous guidance of $2.22 to $2.37. We maintain our long-term earnings per share growth rate of 5% to 7% off a 2019 base.”

Board of Directors Declares Quarterly Dividend

On May 5, 2020 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.37 per share. This dividend is payable June 10, 2020 to shareholders of record on May 15, 2020. In February, the Board of Directors announced a 5.7% increase in our 2020 indicated annual dividend rate to $1.48 per share.

Cash Flows and Liquidity

Our consolidated cash provided by operating activities for the quarter ended March 31, 2020 was $21.8 million compared with $17.2 million for the quarter ended March 31, 2019. The primary reason for the $4.6 million increase in cash provided by operations between the quarters was a $5.7 million decrease in cash used for working capital items between the quarters, which was partially offset by a $1.2 million increase in discretionary contributions to the corporation’s funded pension plan.

Net cash used in investing activities was $75.1 million for the quarter ended March 31, 2020 compared with $25.4 million for the quarter ended March 31, 2019. The $49.7 million increase is mainly due a $51.2 million increase in cash used for construction expenditures at Otter Tail Power Company from $20.0 million in the first quarter of 2019 to $71.2 million in the first quarter of 2020. The majority of the first quarter 2020 expenditures were related to the construction of Astoria Station and the Merricourt Wind Energy Center (Merricourt).

Net cash provided by financing activities was $40.0 million for the three months ended March 31, 2020 compared with $8.3 million for the three months ended March 31, 2019. Financing activities in the first quarter of 2020 included the issuance of $35.0 million in long-term debt at Otter Tail Power Company, $13.9 million borrowed under the Otter Tail Corporation Credit Agreement and raised $6.2 million from the issuance of common stock net of issuance costs and purchases of shares withheld for employee tax obligations. Proceeds from the debt and equity issuances were used to fund Otter Tail Power Company’s construction program expenditures. We also paid $14.9 million in common dividends in the first quarter of 2020. Financing activities in the first quarter of 2019 included $18.5 million borrowed under the Otter Tail Corporation Credit Agreement to provide working capital for our manufacturing companies and $6.5 million borrowed under the Otter Tail Power Company Credit Agreement to fund its capital expenditures. We paid $13.9 million in common dividends in the first quarter of 2019 and $2.7 million for the retirement of capital stock.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On March 31, 2020	Restricted due to Outstanding Letters of Credit	Available on March 31, 2020	Available on December 31, 2019
Otter Tail Corporation Credit Agreement	$170,000	$19,893	$--	$150,107	$164,000
Otter Tail Power Company Credit Agreement	170,000	--	14,101	155,899	154,524
Total	$340,000	$19,893	$14,101	$306,006	$318,524

As of May 4, 2020, the total amount available under both credit facilities was $284 million.

Both credit agreements are currently in place until October 31, 2024.

Our liquidity modeling indicates we have sufficient liquidity under our credit facilities based on current assumptions of how COVID-19 is expected to impact our business under different scenarios. We have a risk tolerance metric in place to maintain a minimum of $50 million of liquidity based on the current line limit of the Otter Tail Corporation Credit Agreement. The agreement also has an accordion feature to increase the amount available to $290 million subject to certain terms and conditions. The amount available under the Otter Tail Power Company Credit Agreement can be increased to $250 million subject to certain terms and conditions. The Otter Tail Corporation Credit Agreement was increased to $170 million in October 2019. We have no long-term debt maturities due until December 2021.

We issued $8.4 million of common equity under our At the Market offering program, Dividend Reinvestment and Employee Stock Purchase plans in the first quarter before the collapse of the equity markets related to COVID-19. We expect to issue an additional $40-$45 million in common equity under these programs in 2020 barring any further deteriorations of the capital markets from the COVID-19 pandemic.

2020 Segment Performance Summary

Electric

	Three Months ended March 31,
($s in thousands)	2020	2019	Change	% Change
Retail Electric Revenues	$106,603	$113,906	$(7,303)	(6.4)
Transmission Services Revenues	10,841	10,862	(21)	(0.2)
Wholesale Electric Revenues	876	1,527	(651)	(42.6)
Other Electric Revenues	1,556	1,814	(258)	(14.2)
Total Electric Revenues	$119,876	$128,109	$(8,233)	(6.4)
Net Income	$16,182	$18,700	$(2,518)	(13.5)
Retail Megawatt-hour Sales	1,429,910	1,478,139	(48,229)	(3.3)
Heating Degree Days	3,272	4,070	(798)	(19.6)

The following table shows heating degree days as a percent of normal.

	Three Months ended March 31,
	2020	2019
Heating Degree Days	95.6%	119.5%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the first quarters of 2020 and 2019 and between quarters.

	2020 vs Normal	2019 vs Normal	2020 vs 2019
Effect on Diluted Earnings Per Share	$(0.02)	$0.07	$(0.09)

The $7.3 million decrease in retail electric revenues includes:

●

A $7.8 million decrease in retail revenue related to the recovery of decreased fuel and purchased power costs to serve retail customers. Decreased demand caused by the milder weather contributed to a 24.6% decrease in kwhs generated for system use and a $4.8 million decrease in fuel costs. Purchased power costs decreased by $3.1 million.

●

A $5.1 million decrease in revenues related to decreased consumption due to milder weather in the first quarter of 2020 compared with the first quarter of 2019, evidenced by a 19.6% decrease in heating degree days between the quarters.

●

A $1.0 million decrease in retail revenue in South Dakota related to the first quarter 2019 reversal of a refund provision related to the 2017 Tax Cuts and Jobs Act accrued in 2018. The South Dakota rate case settlement agreement eliminated the refund requirement.

These decreases in revenue were partially offset by:

●	A $2.3 million increase in Minnesota and North Dakota renewable rider revenues related to earning a return on funds invested in Merricourt while the project is under construction.

●	A $2.2 million increase in revenue due to increased kwh sales to industrial and other customers, apart from the weather-related decrease in retail kwh sales.

●

A $0.7 million increase in revenues under the North Dakota Generation Cost Recovery (GCR) rider due to increasing investment in Astoria Station. The North Dakota GCR rider provides for a return on funds invested in Astoria Station while the generation project is under construction.

●

$0.6 million in revenues from the South Dakota Phase-In rider which went into effect in September 2019 to provide returns on funds invested in Astoria Station and Merricourt while the projects are under construction.

●	A $0.6 million increase in revenues related to sales mix.

●	A $0.1 million increase in conservation rider revenues related to the recovery of increased program spending in Minnesota and South Dakota in the first quarter of 2020.

Wholesale electric revenues decreased $0.7 million due to lower wholesale electric prices and a 1.0% decrease in wholesale kwh sales. The lower wholesale prices per kwh resulted in a $0.3 million decrease in margins on wholesale energy sales from Otter Tail Power Company’s generating units in the first quarter of 2020 compared with the first quarter of 2019.

Production fuel costs decreased $5.2 million due to a 28.4% decrease in kwhs generated from our fuel-burning plants, slightly offset by a 1.4% increase in the cost of fuel per kwh generated. The decrease in generation resulted from a decrease in demand from retail customers due to milder weather and low market prices in the first quarter of 2020 compared with the first quarter of 2019.

The cost of purchased power to serve retail customers decreased $3.1 million, despite a 17.9% increase in kwhs purchased, due to a 27.2% decrease in purchased power prices resulting from a decrease in demand due to the milder regional weather between quarters.

Electric operating and maintenance expense increased $2.2 million, including:

●	A $3.1 million increase in labor and labor-related expenses and an increase in corporate allocations primarily related to employee stock compensation costs.

These items were partially offset by:

●	A $0.5 million decrease in Midcontinent Independent Transmission System Operator, Inc. transmission tariff costs.
●	A $0.4 million decrease in pollution control costs for fuel and ash treatment related to a 29% reduction in kwhs generated at Otter Tail Power Company's coal-burning power plants.

Depreciation expense increased $1.2 million mainly due to 2019 capital additions for generation and transmission plant, the new customer information system that went into service during the first quarter of 2019 and new service vehicles.

Income tax expense in the Electric segment decreased $1.2 million, mainly as a result of a $3.5 million decrease in operating income combined with a $0.7 million increase in interest expense related to $135 million in debt issued in October of 2019 and February of 2020 under Otter Tail Power Company’s 2019 Note Purchase Agreement.

Manufacturing

	Three Months ended March 31,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$68,479	$77,822	$(9,343)	(12.0)
Net Income	4,927	4,842	85	1.8

BTD’s revenue decrease of $10.2 million included a reduction in parts revenue of $9.8 million related to decreased sales in recreational vehicle, lawn and garden, construction, agricultural, industrial and energy equipment end markets. Lower prices related to the pass through of lower material costs accounted for $7.1 million of the decrease in parts sales revenue and reduced sales volume accounted for $3.4 million of the decrease, of which approximately $2.5 million is due to COVID-19-related production curtailments by customers. These items were partially offset by a $0.7 million decrease in volume purchase rebates. In addition to the decrease in parts revenue, scrap revenue decreased $0.7 million due to a 20.1% decrease in scrap metal prices and a 15.0% decrease in scrap volume. The decreases in parts and scrap revenue were partially offset by a $0.3 million increase in tooling revenues.

A decrease in cost of products sold at BTD of $9.6 million resulted from both the decreased sales volume and the $7.1 million in lower material costs passed through to customers. The $0.6 million decrease in gross margins on sales was partially offset by a collective decrease of $0.4 million in operating, interest and income tax expenses, resulting in a $0.2 million decrease in BTD’s net income between quarters.

We estimate COVID-19 issues in the last of half of March impacted BTD’s first quarter earnings by approximately a $0.01 per share. This relates to reduced sales as customers started to invoke temporary plant shutdowns which caused lost labor productivity, and costs related to personal protective equipment and paying health care costs for furloughed employees.

At T.O. Plastics, revenues increased $0.8 million primarily due to a $1.1 million increase in sales of horticultural containers, partially offset by a $0.2 million decrease in industrial sales and a $0.1 million decrease in sales of scrap material. Challenging weather conditions were a factor in weaker sales in the northern region of the United States in the first quarter of 2019. Product availability in February 2019 and the partial collapse of a section of a warehouse roof in March 2019 due to heavy snow also contributed to a slow start in horticultural sales in 2019.

The revenue increase at T.O. Plastics was more than offset by a $1.0 million increase in cost of products sold related to the increase in sales volume and increased rental costs for more warehouse space. Operating expenses decreased by $0.6 million as a result of the receipt of insurance settlement proceeds in the first quarter of 2020 related to the March 2019 partial roof collapse. T.O. Plastics’ income before tax increased $0.4 million resulting in increases in income tax expense and net income of $0.1 million and $0.3 million, respectively.

Plastics

	Three Months ended March 31,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$46,397	$40,058	$6,339	15.8
Net Income	5,449	3,729	1,720	46.1

Plastics segment revenues and net income increased $6.3 million and $1.7 million, respectively, due to an 18.0% increase in pounds of pipe sold, slightly offset by a 1.8% decrease in polyvinyl chloride (PVC) pipe prices. Weather conditions across our sales territory negatively impacted first quarter 2019 sales. Cost of products sold increased $3.9 million (12.5%) due to the increase in sales volume. While pipe prices decreased slightly, the cost per pound of pipe sold decreased 4.7% and plant productivity was improved due to increased production. These items resulted in an 8.4% increase in gross margin per pound of PVC pipe sold. Operating income increased $2.3 million between the quarters.

Corporate

	Three Months ended March 31,
(in thousands)	2020	2019		Change		% Change
Operating Losses	$(1,939)		$(2,805)		$866	30.9
Interest Charges	(844)		(1,304)		460	35.3
Other (Losses) Income	(867)		1,236		(2,103)	(170.1)
Losses before Income Taxes	$(3,650)		(2,873)	$	(777)	(27.0)
Income Tax Savings	1,360		1,926		(566)	(29.4)
Net Loss	$(2,290)	$	(947)		$(1,343)	(141.8)

Corporate pre-tax operating costs decreased $0.9 million mainly as a result of a $1.3 million increase in corporate costs allocated to Otter Tail Power Company, partially offset by a $0.5 million increase in employee stock compensation and incentive costs.

Corporate interest charges decreased $0.5 million between the quarters. Included in other losses is the impact from our corporate investments related to corporate owned life insurance policies and investments held at our captive insurance company. The volatile equity markets in March resulted in a $1.4 million decrease in the first quarter of 2020 compared with a $0.8 million increase in the first quarter of 2019. Corporate income tax savings decreased $0.6 million despite the $0.8 million increase in pre-tax losses, in part, because changes in the cash values of corporate-owned life insurance policies are not subject to taxation. Income tax savings at Corporate also decreased as a result of the $1.3 million decrease in corporate operating losses and interest charges.

2020 Business Outlook

In March 2020, the World Health Organization categorized the novel COVID-19 as a pandemic, and it continues to spread throughout the United States and other countries across the world. To limit the spread of COVID-19, governments have taken various actions including the issuance of stay-at-home orders and social distancing guidelines, causing some businesses to suspend operations, resulting in record unemployment insurance claims and reduced demand. This has correspondingly resulted in a decline for many services and products from our direct customers and end-use consumers. While all our operating companies have been deemed critical infrastructure businesses, some of our locations have been impacted more than others.

●

Otter Tail Power Company has experienced a reduction in electricity use and demand from its commercial and industrial customers and a slight increase in demand from residential customers starting in April. Its largest industrial customer, a crude oil pipeline operator, has experienced reduced demand as a result of low oil prices, storage constraints and reduction in demand for oil stemming from the COVID-19 economic impacts. Some commercial and industrial customers in our jurisdictions have had to either completely shut down operations or curtail operations given reduced demands for their products and services. We also expect to incur increased costs of bad debts, personal protective equipment and the loss of late fee revenue. The Astoria Station capital project is currently expected to continue on schedule, but COVID-19-related disruptions to global supply chains, construction workforce and equipment supply have increased risks for the project schedule and spending assumptions tied to that schedule. Otter Tail Power Company’s Merricourt project is now facing COVID-19-related project delays but the project is still currently expected to be completed before December 31, 2020. This and other potential impacts of COVID-19-related disruptions continue to present risks for the schedule, costs and timing of payments related to the project. Meeting the December 31, 2020 completion date is necessary for receiving federal production tax credits, unless alternative regulatory or legislative relief is granted. Otter Tail Power Company is working on obtaining regulatory relief to mitigate the impact of COVID-19 on its operating results. It has made joint filings with other investor-owned utilities in all three of its state jurisdictions and intends to make additional filings on its own initiating processes for regulatory relief and recovery of current and future COVID-19-related lost commercial and industrial revenues, lost late fees and added expenses for increased bad debts, personal protective equipment and other increased operating and maintenance expenses.

●

BTD, our contract metal manufacturing business, has reduced workforce costs through implementation of rotating furloughs expected to affect approximately 55% of its employees who will be participating in the furloughs over the second quarter as the business has been impacted by customer plant shutdowns across all of the end markets it serves due to reduced consumer demand. Additional cost-cutting measures may be taken by BTD depending on the length and severity of this reduced demand for its products and as the impacts from COVID-19 and related responses continue to develop.

●

T.O. Plastics is anticipating market softness and has taken steps to reduce workforce hours and implemented a hiring freeze. Additional cost-cutting measures may be taken by T.O. Plastics depending on the length and severity of the market softness for its products and as the impact from COVID-19 and related responses continue to develop.

●

Our Plastics segment’s resin suppliers are experiencing significant global and regional demand reduction for PVC resin export material due to COVID-19 and low oil prices. Resin suppliers are in the process of reducing production in light of reduced demand. We have reduced production at our Fargo plant in response to the reduction in demand. Additional cost-cutting measures may be taken by our PVC pipe manufacturing companies depending on the length and severity of the reduced demand for PVC pipe and as the impact from COVID-19 and related responses continue to develop.

All these items have resulted in actions taken across the corporation to reduce workforce, mostly through furloughs in our contract metal manufacturing business, and to reduce general and administrative expenses, including reducing pay for employees, officers and directors and delaying planned wage increases. We continue to review whether additional actions may be appropriate throughout the corporation.

Our current assumptions are based on expectations the second quarter will be negatively impacted by COVID-19, as discussed above. We are assuming there will be a gradual recovery as efforts across the country result in a flattening of the infection rate curve and employees are able to safely return to work while maintaining safe work practices. Based on that assumption, we anticipate our customers’ demands for our products to increase and our plants to run at higher levels of capacity in the third and fourth quarters. Our assumptions are based on information published by The Institute for Health Metrics and Evaluation (IHME), which is an independent population health research center at UW Medicine, part of the University of Washington. New COVID-19 state-by-state U.S. analyses from the IHME found some states could relax some aspects of social distancing measures in early May so long as robust containment strategies are implemented to prevent a second wave of infections. Our assumptions are also based on economists’ views that call for a significant drop in second quarter GDP followed by significant year-over-year increases in GDP in the third and fourth quarters, respectively. The COVID-19 pandemic and related impacts are without precedent. Therefore, while we believe our assumptions are reasonable and the reports on which they are based are reliable, they may prove to be inaccurate. If our assumptions are not correct and we experience a prolonged economic impact from COVID-19, our outlook will be revised accordingly.

Our operating results for the three months ended March 31, 2020 are not indicative of the results that may be expected for the fiscal year ending December 31, 2020, particularly in light of the COVID-19 pandemic and its effects on the domestic and global economies.

Accordingly, we are revising and widening our 2020 diluted earnings per share guidance mainly due to the anticipated effects of the COVID-19 outbreak and the measures put in place to slow its spread. We now expect our 2020 diluted earnings per share to be in the range of $2.00 to $2.25 compared to our previously announced guidance of $2.22 to $2.37. Our 2020 diluted earnings per share guidance includes $0.04 of dilution associated with the planned issuance of common shares under our At-the-Market Offering Program and Dividend Reinvestment and Employee Stock Purchase Plans to help fund construction projects at Otter Tail Power Company.

In addition to the potential impacts of COVID-19 and the measures taken to slow its spread, we have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses, and current regulatory factors facing our Electric segment. We expect capital expenditures for 2020 to be $385 million compared with actual cash used for capital expenditures of $207 million in 2019. Our Electric segment accounts for 96% of our 2020 planned capital expenditures. The increase in our planned expenditures for 2020 is largely driven by the Merricourt and Astoria Station rate base projects.

Segment components of our revised 2020 earnings per share guidance range compared with 2019 actual earnings and with our previously issued guidance are as follows.

	2019 EPS by Segment	2020 Guidance February 17, 2020		2020 Guidance May 5, 2020
Diluted Earnings Per Share		Low	High	Low	High
Electric	$1.48	$1.67	$1.70	$1.65	$1.70
Manufacturing	$0.32	$0.31	$0.35	$0.14	$0.23
Plastics	$0.51	$0.43	$0.47	$0.43	$0.47
Corporate	($0.14)	($0.19)	($0.15)	($0.22)	($0.15)
Total	$2.17	$2.22	$2.37	$2.00	$2.25
Return on Equity	11.6%	11.0%	11.7%	9.9%	11.1%

The following items contribute to our revised earnings guidance for 2020.

●	We are maintaining the upper end of our original guidance for our Electric segment but widening the range to reflect added risks related to the impacts of COVID-19. Our 2020 guidance includes:

o

Capital spending on the Merricourt and Astoria Station rate base projects of $178 million and $81 million, respectively, in 2020. The Merricourt project has rider recovery mechanisms in place in all three state jurisdictions. The Astoria Station project has rider recovery mechanisms in place in South Dakota and North Dakota. This project earns AFUDC in Minnesota, is expected to be recovered through a rate case in Minnesota and has already been approved in our integrated resource plan.

o	Increased revenues related to $22 million in anticipated capital spending for self-funded generator interconnection agreements.

o	No planned generation plant outages for 2020. Plant outage costs totaled $3.1 million in 2019.

o

The recent decision by the Minnesota Supreme Court in Otter Tail Power Company’s favor related to not having to return to ratepayers the excess return earned on Federal Energy Regulatory Commission jurisdiction transmission lines. The estimated impact of the ruling is an increase to 2020 earnings of $0.05 per share. On a go-forward basis the positive impact of this decision on an annual basis is $0.01 per share. We are updating our Minnesota Transmission Cost Recovery rider filing with new rates incorporating the results of the decision to reflect the effect of this ruling.

o	Implementation of cost reduction efforts such as lower discretionary spending, wage freezes, hiring freezes and reduction in overtime to mitigate the impact of COVID-19. These efforts are expected to positively impact earnings by $0.08 per share.

The above items are offset by:

o

The impact of unfavorable weather during the first quarter of 2020 and anticipated normal weather for the remaining months of 2020. Weather favorably impacted 2019 earnings by $0.08 per share compared to normal.

o

Increased expenses caused in large part by a decrease in the discount rate used for the pension plan and a lower rate used for our long-term rate of return. The discount rate for 2020 is 3.47% compared with 4.50% for 2019. For each 25-basis-point decline in the discount rate, pension expense increases approximately $1,041,000. The assumed long-term rate of return for 2020 is 6.88% compared with 7.25% in 2019. Each 25-basis-point decline in this rate equates to approximately $734,000 in increased pension expense.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

Increased interest costs associated with a full year’s interest expense on the $100 million of senior unsecured notes issued in October 2019 and interest on the $35 million and $40 million of senior unsecured notes issued in February and expected to be issued in August of 2020, respectively.

o

Reductions in commercial and industrial demand related to the negative impacts of COVID-19 as some customers in our jurisdictions have had to either completely shut down operations or curtail operations given reduced demands for their products and services. We also expect to incur increased costs of bad debts, personal protective equipment and the loss of late fee revenue. The total estimated earnings impact of these items ranges from $0.08 per share to $0.12 per share.

●	We now expect net income from our Manufacturing segment to be lower than 2019 and lower than our original 2020 guidance based on:

o

An estimated reduction in Manufacturing segment earnings of $0.15 per share from the mid-point of our original segment guidance to the mid-point of our updated segment guidance. This is due to the effects of, and response to, the COVID-19 outbreak.

o

BTD has been impacted by COVID-19-related customer plant shutdowns across all end markets it serves and has cut back on operating levels and implemented temporary rotating furloughs expected to affect approximately 55% of its employees who will be participating in the furloughs over the second quarter.

o	T.O. Plastics’ 2020 earnings are also expected to decline from our original guidance given lower demand and uncertainty across the end markets it serves related to the COVID-19 outbreak.

o

Backlog for the Manufacturing segment of approximately $127 million for 2020 compared with $165 million one year ago. Raw material price deflation is driving backlog down by $8 million and the remaining $30 million decrease in backlog is volume driven.

●

We are maintaining our guidance range in 2020 net income for our Plastics segment. The industry believes resin prices will be decreasing during the second quarter of 2020 and we expect this could put downward pressure on market prices of PVC pipe which in turn could impact operating margins. We also expect the volume of pounds sold in 2020 will be down 3% to 6% due to concerns COVID-19 could result in delays of planned 2020 infrastructure projects.

●

We are revising our original guidance range for corporate costs, net of tax, primarily due to the significant decline in the stock market related to COVID-19 and the impact on our investment in corporate owned life insurance and investments held at our captive insurance company. While we have taken expense mitigation efforts to lower our corporate labor and non-labor costs, we do not expect to fully recover the drop in value of these investments before the end of 2020.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Wednesday, May 6, 2020, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2020 expectations and impacts from COVID-19, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. We believe our expectations are based on reasonable assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expectations. The following factors as set forth in Item 1A, Risk Factors, in our 2019 report on Form 10-K and in other SEC filings, along with other risks, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●

The economic effects of the COVID-19 outbreak and measures taken to arrest its spread could continue to adversely impact our business, including our results of operations, financial condition and liquidity.

The outbreak and global spread of COVID-19, which has been declared a pandemic by the World Health Organization, is a rapidly developing situation that has adversely impacted economic activity and conditions worldwide and is currently impacting our business operations. The extent to which COVID-19 will continue to impact our business is highly uncertain and will depend on future developments and the extent of federal, state and local government responses affecting economic recovery. In particular, the COVID-19 pandemic could, among other things:

•

further reduce customer demand in our Manufacturing segment, where we have experienced a significant decline in orders as many of our customers are in businesses impacted by the pandemic and have temporarily closed their plants, and where we have already taken steps to reduce our operations, including furloughing of employees;

•	reduce customer demand in our Electric segment, including demand from commercial and industrial customers;

•	reduce customer demand in our Plastics segment;

•	lead to disruptions of our workforce;

•	force us to temporarily close certain plants if precautions to prevent the spread of the virus in those plants are not effective;

•	increase our bad debt expenses, particularly in our Electric segment;

•	increase our future pension benefit cost and funding requirements;

•	increase health insurance premiums;

•

disrupt the supply chains related to our Electric segment capital expenditure plans, including our Merricourt and Astoria Station projects, resulting in further delays, increased costs and the potential loss of federal production tax credits for our Merricourt project if it is not completed and in service by December 31, 2020;

•	disrupt global financial markets, reducing our ability to access capital necessary to finance such expenditures, and which could in the future negatively affect our liquidity; and

•	result in a recession or market correction that could materially affect our business and the value of our common stock.

We continue to monitor developments involving our workforce, customers, suppliers and vendors and take steps to mitigate against additional impacts, but given the unprecedented and dynamic nature of these circumstances, we cannot predict the full extent of the impact that COVID-19 will have on our results of operations, financial condition and liquidity. The situation continues to change rapidly, and the magnitude of the impact will depend, in part, on the length and severity of the pandemic, the current closures and any other restrictions or limitations implemented in the future.

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Weather impacts, including normal seasonal fluctuation of weather, as well as extreme weather events that could be associated with climate change, could adversely affect our results of operations.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on the Company.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses also exposes us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on the Company.

●

The inability to attract and retain a qualified workforce including, but not limited to, executive officers, key employees and employees with specialized skills could have an adverse effect on our operations.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●

Our electric generating facilities are subject to operational risks that could result in early closure, unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Regulation of generating plant emissions could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●	The long-range planning required for transmission and generation projects creates risks of increased costs and lower returns on investment when the project is finally completed.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●	Economic conditions in the industries in which our customers operate can have an adverse impact on our results of operations and cash flows.

●	Our business and operating results may be adversely affected if we are not able to maintain our manufacturing, engineering and technological expertise.

●	Our manufacturing, painting and coating operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish our products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2020 and 2019 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2020	2019
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$119,963	$129,158
Changes in Accrued Revenues under Alternative Revenue Programs	(87)	(1,049)
Total Electric Revenues	119,876	128,109
Manufacturing	68,479	77,822
Plastics	46,397	40,058
Intersegment Eliminations	(5)	(17)
Total Operating Revenues	234,747	245,972
Operating Expenses
Fuel and Purchased Power	32,565	40,872
Nonelectric Cost of Products Sold (depreciation included below)	85,879	90,582
Electric Operating and Maintenance Expense	40,615	38,382
Nonelectric Operating and Maintenance Expense	11,900	13,477
Depreciation and Amortization	20,399	19,131
Property Taxes — Electric	4,100	3,959
Total Operating Expenses	195,458	206,403
Operating Income (Loss) by Segment
Electric	26,920	30,411
Manufacturing	6,841	6,821
Plastics	7,467	5,142
Corporate	(1,939)	(2,805)
Total Operating Income	39,289	39,569
Interest Charges	8,123	7,826
Nonservice Cost Components of Postretirement Benefits	871	1,035
Other (Loss) Income	(389)	1,244
Income Tax Expense	5,638	5,628
Net Income (Loss) by Segment
Electric	16,182	18,700
Manufacturing	4,927	4,842
Plastics	5,449	3,729
Corporate	(2,290)	(947)
Net Income	$24,268	$26,324
Average Number of Common Shares Outstanding
Basic	40,217,141	39,657,321
Diluted	40,444,336	39,903,165
Basic Earnings Per Common Share	$0.60	$0.66
Diluted Earnings Per Common Share	$0.60	$0.66

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	March 31,	December 31,
	2020	2019
Current Assets
Cash and Cash Equivalents	$7,884	$21,199
Accounts Receivable:
Trade—Net	96,158	77,947
Other	7,228	8,773
Inventories	98,152	97,851
Unbilled Receivables	19,057	20,911
Income Taxes Receivable	--	1,487
Regulatory Assets	20,358	21,650
Other	7,347	5,042
Total Current Assets	256,184	254,860
Investments	9,462	9,894
Other Assets	38,252	40,196
Goodwill	37,572	37,572
Other Intangibles—Net	10,993	11,290
Regulatory Assets	142,734	144,138
Right of Use Assets – Operating Leases	21,433	21,851
Plant
Electric Plant in Service	2,211,880	2,212,884
Nonelectric Operations	251,804	247,356
Construction Work in Progress	234,025	185,238
Total Gross Plant	2,697,709	2,645,478
Less Accumulated Depreciation and Amortization	908,337	891,684
Net Plant	1,789,372	1,753,794
Total	$2,306,002	$2,273,595

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	March 31,	December 31,
	2020	2019
Current Liabilities
Short-Term Debt	$19,893	$6,000
Current Maturities of Long-Term Debt	306	183
Accounts Payable	99,501	120,775
Accrued Salaries and Wages	14,889	22,730
Accrued Taxes	18,234	17,525
Regulatory Liabilities	9,804	7,480
Current Operating Lease Liabilities	4,197	4,136
Other Accrued Liabilities	8,864	10,912
Total Current Liabilities	175,688	189,741
Pensions Benefit Liability	87,214	98,970
Other Postretirement Benefits Liability	71,580	71,437
Long-Term Operating Lease Liabilities	17,755	18,193
Other Noncurrent Liabilities	30,912	30,833
Deferred Credits
Deferred Income Taxes	137,816	131,941
Deferred Tax Credits	18,297	18,626
Regulatory Liabilities	239,108	239,906
Other	3,295	2,885
Total Deferred Credits	398,516	393,358
Capitalization
Long-Term Debt—Net	724,318	689,581
Cumulative Preferred Shares	--	--
Cumulative Preference Shares	--	--
Common Equity
Common Shares, Par Value $5 Per Share	201,882	200,788
Premium on Common Shares	372,669	364,790
Retained Earnings	231,702	222,341
Accumulated Other Comprehensive Loss	(6,234)	(6,437)
Total Common Equity	800,019	781,482
Total Capitalization	1,524,337	1,471,063
Total	$2,306,002	$2,273,595

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Three Months Ended March 31,
In thousands	2020	2019
Operating Activities
Net Income	$24,268	$26,324
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	20,399	19,131
Deferred Tax Credits	(329)	(337)
Deferred Income Taxes	5,812	835
Change in Deferred Debits and Other Assets	5,087	1,464
Discretionary Contribution to Pension Plan	(11,200)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	860	8,787
Allowance for Equity/Other Funds Used During Construction	(791)	(330)
Stock Compensation Expense	2,770	1,796
Other—Net	46	375
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(16,666)	(37,086)
Change in Inventories	(301)	(462)
Change in Other Current Assets	(447)	128
Change in Payables and Other Current Liabilities	(7,690)	4,088
Change in Interest and Income Taxes Receivable/Payable	(41)	2,437
Net Cash Provided by Operating Activities	21,777	17,150
Investing Activities
Capital Expenditures	(75,059)	(24,687)
Proceeds from Disposal of Noncurrent Assets	2,487	509
Cash Used for Investments and Other Assets	(2,487)	(1,258)
Net Cash Used in Investing Activities	(75,059)	(25,436)
Financing Activities
Changes in Checks Written in Excess of Cash	--	8
Net Short-Term Borrowings	13,893	25,002
Proceeds from Issuance of Common Stock	8,399	--
Common Stock Issuance Expenses	(124)	--
Payments for Shares Withheld for Employee Tax Obligations	(2,072)	(2,730)
Proceeds from Issuance of Long-Term Debt	35,000	--
Short-Term and Long-Term Debt Issuance Expenses	(177)	--
Payments for Retirement of Long-Term Debt	(45)	(42)
Dividends Paid	(14,907)	(13,922)
Net Cash Provided by Financing Activities	39,967	8,316
Net Change in Cash and Cash Equivalents	(13,315)	30
Cash and Cash Equivalents at Beginning of Period	21,199	861
Cash and Cash Equivalents at End of Period	$7,884	$891